EXHIBIT 10.1

SIMMONS FIRST NATIONAL CORPORATION
LONG TERM INCENTIVE PLAN

EXHIBIT 10.1

SIMMONS FIRST NATIONAL CORPORATION
LONG TERM INCENTIVE PLAN

ARTICLE I. ADMINISTRATION AND ELIGIBILITY

Section 1.01. Purpose of the Plan. This Long Term Incentive Plan (the "Plan") is intended as an incentive to certain members of the executive management of Simmons First National Corporation ("Company"). The purposes of the Plan are to retain executive officers with a high degree of training, experience and ability, to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the financial success of the Company. The Plan authorizes the payment of cash compensation and the granting of LTI Stock, as defined below.

Section 1.02. Administration of the Plan. The Nominating, Compensation and Corporate Governance Committee ("NCCGC") of the Board shall have the power and authority to (i) determine the participants who will receive grants under the Plan, (ii) determine the performance criteria for vesting of benefits (iii) determine the levels of the performance criteria set forth in the Plan for vesting of benefits, (iv) interpret the provisions of the Plan, (v) certify whether the applicable level of the performance criteria for vesting has been satisfied, and (vi) supervise the administration of the Plan. All decisions made by the NCCGC pursuant to the Plan shall be made by a majority of the members. The NCCGC may from time to time report its actions and recommendations concerning the Plan to the Board. All cash and LTI Stock shall be granted to the participants by resolution of the NCCGC. Such grant shall be in accordance with the terms of the Plan, and shall be final, without approval of the Board or shareholders of the Company.

Section 1.03. Eligibility. Eligibility for participation in the Plan shall include only those executive officers of the Company as are designated by the NCCGC. The initial participants under the Plan are: Chairman and Chief Executive Officer, President and Chief Operating Officer, Executive Vice President - Administration and Chief Financial Officer. The NCCGC may from time to time designate other executive officers of the Company to participate in the Plan, provided the participation of any such additional participant in the Plan shall be effective on the first day of the next calendar year after designation.

Section 1.04. Shareholder Approval. It is the intention of the Company that the grants of compensation under this plan qualify as performance based compensation under the terms of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. This plan shall be submitted to the shareholders of SFNC for approval at its annual shareholders meeting to be held in 2009. In the event the shareholders fail to approve the plan, then the plan shall immediately terminate and all grants under the plan shall be void and without effect. Thereafter, any modifications, changes, revisions or amendments to the plan shall be conditioned upon the approval of the shareholders prior to payment of the compensation so effected, if such shareholder approval is necessary to maintain qualification of the plan as performance based compensation under Section 162 (m) of the Internal Revenue Code and the regulations promulgated thereunder.

ARTICLE II. SHARES SUBJECT TO THE PLAN

Subject to the adjustments as provided in Section 4.03 hereof, 100,000 shares of authorized but unissued Class A common stock of the Company ("LTI Stock") shall be set aside and designated for issuance upon the vesting of LTI Stock under Plan. Any such shares which remain unvested and are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan. Should any LTI Stock grant or part thereof fail to vest, such shares shall again be subject to the terms of the Plan and Awards for such shares may be granted to participants under the Plan.

ARTICLE III. CASH AND LTI STOCK AWARDS

Section 3.01. Granting of Awards. (a) Each calendar year during the operation of this Plan, the NCCGC may grant to some or all of the participants a Long Term Incentive Plan award ("Award"). All Awards shall consist of the right to receive a sum of cash and a quantity of shares of LTI Stock from the Company, subject to vesting under the Performance Based Vesting formula. Each Award shall be in a maximum amount equal to 65% of the participant's Base Salary, as in effect on January 1 of such year. The award shall be equally divided between the right to receive cash and shares of LTI Stock. The number of shares of LTI Stock in the Award shall be computed by dividing an amount equal to 32.5% of the participant's Base Salary by the Grant Date Market Value of SFNC shares, as defined below. The NCCGC shall designate in writing the applicable Performance Criteria and the required levels of performance thereunder for vesting within the first ninety (90) days of each calendar year in which grants under the Plan are made.

(b) The "Grant Date Market Value" of SFNC shares on a particular date shall be deemed to be (i) the closing price as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the last preceding date upon which a sale or sales were reported to NASDAQ, or (ii) if the stock hereafter becomes listed on a stock exchange, the closing price per share of the stock on the principal national securities exchange upon which the stock is listed from time to time on the last preceding date on which a sale or sales were effected on such exchange. In the event that the above method for determining the fair market value of the shares shall not be applicable or shall not remain consistent with the provisions of the Internal Revenue Code or the regulations promulgated thereunder, then the fair market value per share shall be determined by such other method consistent with the Internal Revenue Code or regulations as the NCCGC may in its discretion select and apply at the time of the grant of such award.

(c) Section 3.01 shall be the exclusive method for granting Awards under the Plan. Neither the NCCGC nor the Board may make discretionary grants under the Plan.

(d) No participant may receive a grant of LTI Stock for any calendar year in excess of 12,000 shares of the Company's Class A common stock.

Section 3.02. Notice of Award. When an Award is made under the Plan, the NCCGC shall notify the Company's Human Resources Group, which shall advise the Participant thereof by delivery of written notice thereof not later than March 31 of each calendar year. The notice shall specify the material terms of the grant including the maximum amount of cash and LTI Stock granted, the vesting performance criteria, the required performance levels for vesting and such other terms as the Company may from time to time specify.

Section 3.03. Performance Based Vesting. The vesting of the awards to the Participants shall be based on the Company's performance compared to the designated peer group ("Peer Group") for the Performance Criteria specified by the NCCGC for such grant computed over a three (3) calendar year performance period commencing in the year of the grant ("Performance Period"). The initial Performance Criteria shall be Core Deposit Growth, Total revenue Growth and Earnings per Share Growth, as defined below. "Core Deposit Growth" shall mean the percentage growth of non-time deposits during the Performance Period. "Total Revenue Growth" shall mean the percentage growth of the sum of net interest income plus non-interest income during the Performance Period. "Earnings per Share Growth" shall mean the compounded average growth of operating earnings per share (excluding non recurring and extraordinary items) during the Performance Period.

Each grant (cash and LTI Stock) shall be divided into a number of equal sub-grants equal to the number of Performance Criteria applicable to such grant. Each sub-grant shall be identified with one of the Performance Criteria. If the Threshold level for any one or more of the Performance Criteria is not met at the end of the performance Period, no vesting will occur with respect to the sub-grant or sub-grants identified with such Performance Criteria and the participant will forfeit all compensation set forth in such sub-grant or sub-grants. If performance at or above the Threshold level is attained for one or more Performance Criteria for the Performance Period, the sub-grants identified to such Performance Criteria will vest in accordance with the formula set forth below.

The Peer Group consists of publicly traded banking organizations with assets between $2 billion and $4 billion which are located in states contiguous to Arkansas or in states contiguous to states contiguous to Arkansas.

Each sub-grant of a Participant's Award shall vest if, and only to the extent that the Company's results of operations (adjusted to eliminate any effects of any merger, acquisition or disposition transactions occurring within the Performance Period) over the Performance Period for the Performance Criteria identified to such sub-grant as compared to the Peer Group places the Company at or above the Threshold level for median percentile ranking within the Peer Group. Performance at the Threshold level for any Performance Criteria shall entitle the participant to 30% vesting in the sub-grant identified with that Performance Criteria. Performance above the Threshold shall result in a pro rata increase in the vesting of the sub-grant equal to the sum of 30% plus the product of the (actual performance level minus the Threshold vesting performance level) divided by the (Maximum vesting performance level - Threshold vesting performance level) times 70%. No additional benefit will accrue for performance above the Maximum vesting performance level. For example, if a participant has a sub-grant consisting of $8,000 in cash and 280 shares of LTI stock and the Company performs at the 62nd percentile of the Peer Group for the Performance Criteria identified to this sub-grant then the participant would be 58% vested in the sub-grant entitling the participant to $4,640 and 162 shares of LTI Stock.

The vesting may be illustrated by the following table:

Vesting Level	Core Deposit Growth	Total Revenue Growth	EPS Growth	Vesting Pct.
Threshold	50th Percentile	50th Percentile	50th Percentile	30.00%
Target	60th Percentile	60th Percentile	60th Percentile	53.33%
Target +	70th Percentile	70th Percentile	70th Percentile	76.67%
Maximum	80th Percentile	80th Percentile	80th Percentile	100.00%

Section 3.04. Payment of Awards. Prior to February 28 of the calendar year following the end of a Performance Period, the NCCGC shall review the performance of the Company and the Peer Groups under Performance Criteria and certify the extent, if any, to which the sub-grants within the Awards to the participants have vested under the foregoing performance vesting formula. A copy of such certification shall be forwarded to the Company's Human Resources Group for payroll processing. All sums due shall be paid over and all vested LTI Stock shall be issued, as the case may be, on or before March 15 of the calendar year next following the end of each Performance Period.

ARTICLE IV. TERMINATION OF EMPLOYMENT

Section 4.01 Death or Disability. In the event of the death or disability of a participant during a Performance Period, each outstanding sub-grant from an Award for such Performance Period shall immediately vest in the participant to the extent that the Company has pursuant to Generally Accepted Accounting Principles, accrued in its accounting records a liability for a benefit to the participant for such sub-grant. It is the intention that benefit liabilities would be accrued over the Performance Period and only to the extent it is reasonably likely that the Company's performance for one or more of the Performance Criteria would equal or exceed the Threshold vesting level. The cash compensation shall be payable and the certificate for the LTI Stock shall be issued to the participant or his or her legal representative within thirty days (30) after the Company receives notice of the participant's death or disability.

Section 4.02 Change in Control. (a) In the event of a Change in Control, as defined below, of the Company during a Performance Period, each sub-grant of all outstanding Awards for any Performance Period in which the Change in Controls occurs, shall immediately vest on a partial incremental basis in the participant at the Target level. The partial incremental vesting percentage shall be the product of the Target vesting level times a fraction, the numerator of which equals the number of whole months occurring between the start of the Performance Period and the month in which the Change in Control occurs and the denominator of which equals is 36. The cash compensation shall be payable and the certificate for the LTI Stock shall be issued to the participant within thirty days (30) after the Change in Control occurs.

(b) "Change in Control" shall mean if: (i) after the effective date of this Plan, any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 25% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases are directors at the time the purchases are made); or (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor's board, within two years of the last of such transactions.

Section 4.03. All Other Terminations. Except as set forth in Sections 4.01 or 4.02 above, in the event of the involuntary or voluntary termination of participant's employment including but not limited to retirement, then all unvested Awards shall be cancelled and the participant shall forfeit all rights to compensation of any type under the outstanding unvested Awards.

ARTICLE V. GENERAL TERMS

Section 5.01. Investment Intent. The Company may require that, in acquiring any LTI Stock, the participant agree with, and represent to, the Company that the participant is acquiring the LTI Stock for the purpose of investment and with no present intent to transfer, sell, or otherwise dispose of such shares except for such distribution by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of any participant. Upon receipt of the Notice of Award, the participant shall deliver to the Company, in duplicate, an agreement in writing, signed by the participant, in form and substance as set forth in Exhibit A, below, and the Company will promptly acknowledge its receipt thereof. Such shares shall be transferable thereafter only if the proposed transfer is permitted under the Plan and if, in the opinion of counsel (who shall be satisfactory to the Company), such transfer at such time complies with applicable securities laws.

Section 5.02. Restrictions. (a) Prior to the completion of a Performance Period and the vesting of the Award under the Performance Based Vesting formula, the participant shall be deemed to hold only a contingent right to receive cash and shares of LTI Stock in the future No rights of ownership in the LTI Stock, including but not limited to voting rights and the right to receive dividends, shall arise until after the shares of LTI Stock are vested and certificates therefor have been duly issued to the participant.

(b) After completion of a Performance Period and the certification by the NCCGC, a certificate or certificates for the vested shares, if any, of LTI Stock from an Award, shall be issued in the participant's name. The participant shall thereupon be a shareholder of all the shares represented by the certificate or certificates. As such, the participant will have all the rights of a shareholder with respect to such shares, including the right to vote them and to receive all dividends and other distributions paid with respect to them. Stock certificates representing LTI Stock will be imprinted with a legend stating that the shares represented thereby may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except in accordance with the terms of the Plan, and if, in the opinion of counsel (who shall be satisfactory to the Company), such transfer at such time complies with applicable securities laws. The transfer agent for the Company's common stock shall be instructed to like effect in respect of such shares.

(c) Participants receiving an Award will have no rights in respect thereof other than those set forth in the Plan. Such rights may not be assigned or transferred except by will or by the laws of descent and distribution. If any attempt is made to sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of any cash or LTI Stock granted in one or more sub-grants within an Award in which the participant is not vested, the sub-grant(s) containing the cash compensation or LTI Stock that is the subject of such attempted disposition, shall be deemed to be cancelled and the participant shall forfeit all rights to compensation of any type under such sub-grant.

Section 5.03. Reorganizations and Recapitalization of the Company. (a) The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preferred stocks ahead of or affecting the common stock or the rights thereof, or the dissolution or the liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any corporate act or proceeding, whether of a similar character or otherwise.

(b) The shares with respect to which LTI Stock may be granted hereunder are shares of the common stock of the Company as presently constituted, but if and whenever, prior to the delivery by the Company of all of the LTI Stock granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustments, the payment of a stock dividend or other increase or reduction in the number of shares of the common stock outstanding without receiving compensation therefor in money, services or property, the number of shares of common stock set aside for LTI Stock under Article II of the Plan, the maximum number of shares of LTI Stock which may be granted annually to any participant under Article II and the number of shares of LTI Stock set forth in an Award granted to any participant but not yet vested shall (i) in the event of an increase in the number of shares, be proportionately increased, and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced.

(c) In the event there shall be any change of the number, or kind of issued shares under any Award, or of any stock or other securities into which such stock shall have been changed, or for which it shall have been exchanged, then if the NCCGC shall, in its sole discretion, determine such changes equitably require an adjustment in the number or kind of shares under the Award, such adjustment shall be made by the NCCGC and shall be effective and binding for all purposes of the Plan.

Section 5.04. Registration and Listing. The Company from time to time shall take such steps as may be necessary to cause the issuance of LTI Stock granted under the Plan to be registered under the Securities Act of 1933, as amended, and such other Federal or State Securities laws as may be applicable. The timing of such registration shall be at the sole discretion of the Company. Until such shares are registered, they shall bear a legend restricting the sale of such securities. Subject to the restrictions contained in the Plan, the Company shall also from time to time take such steps as may be necessary to list the LTI Stock granted under the Plan for trading on the same basis which the Company's then outstanding shares are admitted to trading on any public market.

Section 5.05. Effective Date of Plan. This Plan shall be retroactively effective on January 1, 2008, provided that the NCCGC and the Board of Directors of the Company approve the Plan on or before March 31, 2008 and further provided that the Plan is approved by the holders of a majority of the outstanding shares of the Company's Class A Common Stock prior to the payment of any compensation under the Plan.

Section 5.06. Amendments or Termination. The NCCGC may amend, alter or discontinue the Plan, but no amendment or alteration shall be made without the approval of the shareholders which:

(a) Materially increases the benefits accruing to participants under the Plan; or

(b) Increases the number of securities which may be issued under the Plan; or

(c) Modifies the requirements as to eligibility for participants in the Plan; or

(d) is required to be approved by the shareholders to qualify the compensation under the Plan as performance based compensation under Section 162 (m) of the Internal Revenue Code.

No amendment, alteration or discontinuation of the Plan shall adversely affect any Awards granted prior to the time of such amendment, alteration or discontinuation.

Section 5.07. Government Regulations. Notwithstanding any provisions hereof, the obligation of the Company to sell and deliver LTI Stock shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required, and the participant shall agree that he or she shall not receive any LTI Stock granted hereunder, and that the Company will not be obligated to issue any shares hereunder, if the receipt thereof or if the issuance of such shares shall constitute a violation by the participant or the Company of any applicable law or regulation.

EXHIBIT A

Chief Financial Officer
Simmons First National Corporation
Pine Bluff, Arkansas

I hereby accept the allocation of _________ shares of the Class A $0.01 par value common stock of Simmons First National Corporation, allocated to me as an Award for 20__ under the Simmons First National Corporation Long Term Incentive Plan ("Plan").

I represent and agree that I am acquiring the LTI Stock for investment and that I have no present intention to transfer, sell or otherwise dispose of such shares, except as permitted pursuant to the Plan and in compliance with applicable securities laws. I agree further that I am acquiring these shares in accordance with, and subject to, the terms of the Plan, to all of which I hereby expressly assent. These agreements will bind and inure to the benefit of my heirs, legal representatives, successors and assigns.

My address is:

My Social Security Number is:

Sincerely,

Receipt of this instrument and the payment herein referred to is acknowledged this ______ day of ________________, _______.

SIMMONS FIRST NATIONAL CORPORATION

By
Title: